Exhibit 5.3
File #43071.00390
March 8, 2007
VIA SEDAR
British Columbia Securities Commission, as Principal Regulator
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marches financiers
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Office, Prince Edward Island
Newfoundland and Labrador Securities Commission
Dear Sirs/Mesdames:

RE:	TELUS Corporation (“TELUS”)

RE:	Prospectus Supplement to a Short Form Base Prospectus dated August 24, 2005

We refer to the preliminary prospectus supplement of TELUS dated March 8, 2007 (the “Prospectus Supplement”) relating to the offering of unsecured notes.
We hereby consent to the reference to our name on the face page of the Prospectus Supplement and in the section “Legal Matters” in the Prospectus Supplement, and consent to the reference to our name and opinion under the headings “Eligibility for Investment” and “Certain Canadian Federal Income Tax Considerations” in the Prospectus Supplement.
We have read the Prospectus Supplement and have no reason to believe that there are any misrepresentations (as defined in the Canadian securities legislation) in the information contained in the Prospectus Supplement that are derived from our opinions referred to above or that is within our knowledge as a result of services we performed to render such opinions.

March 8, 2007
Page Two
This letter is solely for the private information of the addressees and is not to be used, quoted from or referred to in whole or in part in any documents, nor is it to be published, circulated or furnished in whole or in part to any other person or company, nor should it be relied on by any other person.
Yours truly,